EXHIBIT 4.65

ARTICLES OF INCORPORATION

(PROFESSIONAL CORPORATION)

     Pursuant to Chapter 55B and § 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a professional corporation.

The name of the corporation is: URS Corporation Architecture – NC, P.C.

The number of shares the corporation is authorized to issue is: Four Hundred.

These shares shall be all of one class, designed as common stock

The street address and county of the initial registered office of the corporation is:

Number and Street: 225 Hillsborough St.

City, State, Zip Code: Raleigh, North Carolina 27603                     County: Wake

The mailing address if different from the street address of the initial registered office is: n/a

The name of the initial registered agent is: CT Corporation System

The specific purpose for which the corporation is being formed: Architecture

The name and address of each incorporator is as follows (Attach additional sheets if necessary.)

        George M. Lewis, 2950 Sparks Dr., SE, Grand Rapids, MI 49546

With respect to each professional service to be practice through the corporation, the name of at least one of the corporation’s incorporators who is a licensee of the licensing board which regulates such profession in this State is: George M. Lewis

/s/ George M. Lewis

George M. Lewis, Incorporator